Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Charter Communications, Inc.:

We consent to the use of our report dated February 15, 2017, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 15, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that the Company acquired Bright House Networks, LLC (Legacy Bright House) during 2016 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, Legacy Bright House’s internal control over financial reporting associated with 9% the Company’s total assets and consolidated total revenues, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company as of December 31, 2016 also excluded an evaluation of the internal control over financial reporting of Bright House Networks, LLC.

(signed) KPMG LLP

St. Louis, Missouri

December 21, 2017